Exhibit 99.1

FOR IMMEDIATE RELEASE

ANCESTRY.COM INC. TO ACQUIRE ARCHIVES.COM

–“Simple and Affordable” Fast-growing Start-up Adds Complementary Offering to Ancestry.com–

PROVO, Utah, April 25, 2012 – Ancestry.com Inc. (Nasdaq: ACOM) announced today it has entered into a definitive agreement to acquire Archives.com, a family history website, for approximately $100 million in cash and assumed liabilities.

This transaction will enable Ancestry.com to add a differentiated service targeted to a complementary segment of the growing family history category. In addition, Ancestry.com will welcome a team of talented engineers, digital marketers, and family history innovators into the Ancestry.com fold and also gain access to a proprietary technology platform that has supported Archives.com’s rapid growth.

Archives.com is owned and operated by Inflection LLC, a Silicon Valley-based technology company. Since Archives.com’s launch in January 2010, the site has rapidly grown to more than 380,000 paying subscribers who pay approximately $39.95 a year. Archives.com offers access to over 2.1 billion historical records, including birth records, obituaries, immigration and passenger lists, historical newspapers, and U.S. and U.K. Censuses.

“Archives.com has built a fantastic and fast-growing business that we think is highly complementary to Ancestry.com’s online family history offering,” said Tim Sullivan, President and Chief Executive Officer of Ancestry.com. “We love their focus on making family history simple and affordable, and we are excited to help the talented Archives.com team continue to grow alongside Ancestry.com, Fold3.com, and Family Tree Maker.”

“Family history remains a dynamic and growing online category,” added Sullivan. “Archives.com’s focus is consistent with our mission to help everyone discover, preserve and share their family history, which will help continue our efforts in delivering amazing discoveries to an even broader audience.”

Over the past two years, Archives.com has partnered with multiple well-known family history organizations that have helped build out Archives.com robust collection of family history records. Most recently, Archives.com partnered with the U.S. National Archives to provide free digital access to the recently released 1940 U.S. Federal Census.

“We are proud of the experience we’ve built with Archives.com and believe strongly in its future potential,” said Matthew Monahan, CEO and Co-Founder of Inflection. “Combining with Ancestry.com positions Archives.com to best capitalize on that potential, pairing complementary visions of the marketplace and the opportunity. We’ve long admired Ancestry.com’s content and technology and the innovations that the Ancestry.com team continues to bring to market. We’re excited to see how this transaction expands the reach of family history to an even larger audience.”

Upon completion of the transaction, which is subject to customary closing conditions, including expiration of the HSR waiting period, Ancestry.com will continue to operate Archives.com separately retaining its brand and website. Multiple Inflection employees, including key product and engineering executives are expected to join the Ancestry.com team.

About Ancestry.com

Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with more than 1.8 million paying subscribers. More than 9 billion records have been added to the site in the past 15 years. Ancestry users have created more than 34 million family trees containing approximately 4 billion profiles. In addition to its flagship site, Ancestry.com offers several localized Web sites designed to empower people to discover, preserve and share their family history.

About Archives.com

Archives.com is a leading family history website that makes discovering family history simple and affordable. The company has assembled more than 2.1 billion historical records all in a single location. Archives also partners with other leading family history websites to provide a comprehensive resource for researching your family history. Archives.com is free to try for seven days, allowing anyone to explore the benefits of membership without risk or obligation. For more information and to start discovering your family history, please visit http://www.archives.com/.

About Inflection

Inflection is a Big Data and e-commerce startup headquartered in the heart of Silicon Valley. Leveraging its proprietary technology platform, the company has built innovative data services like Archives.com, PeopleSmart.com, and Identity.com. Inflection was founded in 2006 and is backed by tier-one venture capitalists Matrix Partners and Sutter Hill Ventures.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements concerning among other things, the proposed transaction between Ancestry.com and Archives.com, including the consummation and anticipated timing of the transaction as well as the expected benefits of the proposed transaction, and the effects of the proposed transaction on Ancestry.com, our subscriber base or reach. These forward-looking statements are based on information available to us as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include the risk that the transaction does not close when anticipated, or at all; difficulties encountered in integrating acquired businesses and retaining customers, and the additional difficulty of integration when continuing the acquired operation; the adverse impact of competitive product announcements; failure to achieve anticipated revenues and operating performance; changes in overall economic conditions; the loss of key employees; competitors’ actions; pricing and gross margin pressures; inability to control costs and expenses; and significant litigation.

Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in discussions in other of our SEC filings. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

For more information:

Investors:	Media:
Ancestry.com Inc.	Ancestry.com Inc.
Deborah Crawford	Heather Erickson
(801) 705-7942	(801) 705-7104
dcrawford@ancestry.com	herickson@ancestry.com